Exhibit 16.1

June 17, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

Re:       Hawkeye Systems, INC

We have read Item 4.01 of Hawkeye Systems, Inc. Form 8-K dated June 17, 2026, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

/Fruci & Associates II, PLLC/

Fruci & Associates II, PLLC